Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE PROVIDES OPERATIONAL UPDATE

Profitability Significantly Improves in June

Expects Second Quarter 2020 Earnings Per Share from Continuing Operations of $0.52 to $0.57

BLOOMFIELD HILLS, MI, July 16, 2020 – Penske Automotive Group, Inc., (NYSE:PAG) a diversified international transportation services company, today provided an operational update on its business for the second quarter of 2020. Based on the performance of its U.S. and U.K. retail automotive dealerships and its used vehicle supercenter operations in June, coupled with continued expense management across all of our business lines, the Company expects to report earnings per share from continuing operations of $0.52 to $0.57 for the three months ended June 30, 2020.

“I am encouraged by the significant improvement in our operations during the month of June,” said Roger S. Penske, CEO. “Our performance in June is the result of a strong operational focus to control costs, manage vehicle inventory, and maximize gross profit.”

In the U.S., all retail automotive dealerships are open. New and used unit sales improved sequentially from May to June and our focus on maximizing vehicle gross profit and managing selling, general and administrative expenses drove the performance in the month. In the U.K., all dealerships closed on March 24th in accordance with government order. Service and parts operations resumed during the middle of May, while most of our dealership showrooms re-opened on June 1, 2020. Since re-opening, sales of new and used vehicles, vehicle grosses and service operations have been strong, with new vehicle unit sales for our business significantly outperforming the overall market in June.

The U.S. and U.K. used vehicle supercenters also reopened in June. Sales of used units were strong with combined U.S. and U.K. operations generating profit from operations that more than doubled when compared to June of last year.

The Company ended June 2020 with a strong liquidity position of nearly $1.2 billion of cash and availability under its credit facilities. The Company will repay the $300 million in senior subordinated notes, maturing August 15, 2020, with availability under its U.S. credit agreement, which was undrawn at June 30, 2020. Further, assuming this $300 million were to remain outstanding under our credit agreement, the Company would realize a benefit of approximately $6 million in annual interest expense savings.

In May 2020, the Company announced the suspension of its cash dividend. The suspension of the cash dividend will continue and be reevaluated in the future.

Penske Automotive Group expects to release its financial results for the three and six months ended June 30, 2020 and 2019, before the market opens on July 29, 2020.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500 and Russell 1000 indexes and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s, preliminary estimates of its financial results, its liquidity and assessment of business conditions in light of the COVID-19 pandemic. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: our financial closing procedures for the three months ended June 30, 2020, which may cause final results upon completion of our closing procedures to vary from the preliminary estimates, which were prepared by the Company's management, based upon a number of assumptions and additional items that could require material adjustments to the preliminary financial information; the duration, severity and resolution of the COVID-19 pandemic, economic conditions generally, conditions in the credit markets, changes in interest rates and foreign currency exchange rates, changes in tariff rates, adverse impacts related to the outcome of the United Kingdom’s departure from the European Union, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to limited vehicle availability due to the COVID-19 pandemic, WLTP and RDE, natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group’s business, markets, conditions and other uncertainties, which could affect Penske Automotive Group’s future performance. These risks and uncertainties are addressed in Penske Automotive Group’s Form 10-K for the year ended December 31, 2019 and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

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Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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